EXHIBIT 99.1

Educational Development Corporation announces First Quarter Fiscal 2019 Results

TULSA, Okla., July 13, 2018 (GLOBE NEWSWIRE) -- Educational Development Corporation (“EDC”) (NASDAQ:EDUC) (http://www.edcpub.com) today reports record net sales and earnings per share results for the first quarter ended May 31, 2018.

Randall White, CEO of Educational Development Corporation, announced that for the fiscal first quarter ended May 31, 2018, the Company reports record net revenues of $30,022,300, an increase of $3,081,100, or 11%, when compared to our restated revenues of  $26,941,200 for first quarter of the previous year.  Our prior year revenues have been restated to conform to the new revenue recognition accounting standards we adopted in the first quarter of fiscal 2019.  The prior year revenue restatement did not have an impact on our prior year earnings.  Net earnings totaled $1,816,600 for quarter ended May 31, 2018, compared to $1,225,300 for the quarter ended May 31, 2017, an increase of 48%.   Earnings per share for the quarter were $0.44 compared to $0.30 for the same quarter in the previous year, up 47% on a fully diluted basis.

The direct sales division, Usborne Books & More (“UBAM”), continued to have strong growth this quarter driven by the continued sales and recruiting efforts of our active sales consultants.  Net revenues of this division increased by 12% from $24,819,100 in the quarter ended May 31, 2017 to our restated revenues of  $27,716,100 in the quarter ended May 31, 2018.  The number of active direct sales consultants also increased to 34,900 at the end of first quarter ended May 31, 2018, an increase of 7,300, or 26%, over the active consultant count as of May 31, 2017.

The Publishing’s divisions net revenues increased 9% to $2,306,200 in the first quarter of fiscal 2019 from $2,122,100 for the same quarter a year ago.  Publishing sales increased primarily from an increase in order volumes with our smaller customers and fewer returns with our largest customers during the first quarter of fiscal 2019.

Per Mr. White, “In the first quarter of fiscal year 2019 we continued our recent double digit growth that started in the third quarter of last year.   We reported on our last earnings call that we had an increase in order volumes of 11% in the third quarter and 15% in the fourth quarter.  We are pleased to report this trend of double digit growth has continued through the first quarter of fiscal 2019.   This growth would not be possible without the continued success of our UBAM Consultants and their recruiting and sales efforts.  I am also pleased to report that our Publishing Division is reporting its first revenue growth quarter in over a year.   We have high expectations that the Publishing Division will return to historical sales levels.”

Mr. White continued, “In addition to our revenue growth, the Company is reporting increased operational profits this quarter which resulted from several of the system upgrades and operational changes we have made over the past two years.  The investment in upgrades and changes in our operations have also resulted in our shipping efficiency being restored to historical levels.   We are glad to report that we are currently shipping 98% of packages within 48 hours of receipt of order.  Also, the improvement of our quality control has reduced our error rate from as high as 7% a little more than a year ago to less than 2% currently.

Mr. White concluded, “I would also like to take this opportunity to mention that we are still collecting votes for the proposals presented to our shareholders in the recent Proxy Statement.   These proposals include the increase in the authorized shares of the Company to allow us to execute an effective stock split as well as the proposal to approve the Long Term Incentive Plan for our management team.”

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED FINANCIAL RESULTS
	Three Months ended May 31,
	2018	2017
NET REVENUES	$30,022,300	$26,941,200
EARNINGS BEFORE INCOME TAXES	2,495,800	1,982,200
INCOME TAXES	679,200	756,900
NET EARNINGS	$1,816,600	$1,225,300

BASIC AND DILUTED EARNINGS PER SHARE
Basic	$0.44	$0.30
Diluted	$0.44	$0.30

WEIGHTED AVERAGE NUMBER OF COMMON AND EQUIVALENT
SHARES OUTSTANDING
Basic	4,088,595	4,090,143
Diluted	4,092,504	4,093,898

EDC will host its first quarter fiscal 2018 results Investor Call including a live Q&A webcast on Thursday, July 19, 2018, at 2 PM CT (3 PM ET).  Randall White, the Company’s CEO and President and Dan O’Keefe, CFO and Secretary, will present the annual results and be available for questions following the presentation.  Phone lines for participants will be available at (844) 395-9253 (International callers can use (478) 219-0506.  The conference passcode is 5978718 The weblink to the call is https://edge.media-server.com/m6/p/tbtg6hfq.

The link to the webcast, including replays will be available following the event at www.edcpub.com/investors.aspx.

About Educational Development Corporation (EDC)
EDC is a publishing company specializing in books for children. EDC is the exclusive United States distributor of the UK-based Usborne Books and owns Kane Miller Publishers; award-winning publishers of international children’s books. EDC’s current catalog contains over 2,000 titles, with new additions semi-annually. Both Usborne and Kane Miller products are sold via 4,000 retail outlets and by independent consultants, who hold book showings in individual homes, through social media, book fairs with school and public libraries, direct and internet sales.

Contact:
Educational Development Corporation
Randall White, (918) 622-4522

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new consultants, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing  for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 28, 2018, all of which are difficult to predict.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 28, 2018 and speak only as of the date of this Press Release.  Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.